As filed with the Securities and Exchange Commission on April 26, 2006.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bank of America Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-0906609
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Bank of America Corporate Center 100 North Tryon Street Charlotte, North Carolina	28255
(Address of Principal Executive Offices)	(Zip Code)

Bank of America Corporation 2003 Key Associate Stock Plan

(Full Title of the Plan)

WILLIAM J. MOSTYN III, ESQ.

Deputy General Counsel and Corporate Secretary

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

(Name and Address of Agent for Service)

704-386-5743

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock	180,000,000 shares	$46.65	$8,397,000,000	$898,479

(1)	Determined on the basis of the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on April 21, 2006 in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 registers additional securities of the same class as other securities for which a Registration Statement on Form S-8 relating to the Bank of America Corporation 2003 Key Associate Stock Plan is effective. Accordingly, pursuant to General Instruction E to Form S-8, Bank of America Corporation (the “Registrant”) hereby incorporates by reference herein the contents of such Registration Statements on Form S-8 (Registration Nos. 333-102043 and 333-121513) and hereby deems such contents to be a part hereof, except as otherwise updated or modified by this Registration Statement.

As permitted by Rule 429 under the Securities Act, the prospectus related to this Registration Statement also covers securities registered under Registration Nos. 333-102043 and 333-121513.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which were filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005;

(b) The Registrant’s Current Reports on Form 8-K and 8-K/A filed January 3, 2006 (as amended March 24, 2006), January 23, 2006, February 22, 2006, March 24, 2006, March 27, 2006, March 28, 2006, March 29, 2006, April 10, 2006 and April 20, 2006 (other than the portions of those documents furnished but deemed not to have been filed); and

(c) The description of the Registrant’s Common Stock contained in its registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description, including the Registrant’s Current Report on Form 8-K filed March 30, 2004.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant will provide without charge to each participant in the Bank of America Corporation 2003 Key Associate Stock Plan, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be addressed to: Bank of America Management Stock Plans, NC1-007-21-02, 100 North Tryon Street, Charlotte, North Carolina 28255. To obtain information by telephone, participants should call Bank of America Executive Compensation at (704) 387-0896.

Item 4. Description Of Securities.

Not applicable.

Item 5. Interests Of Named Experts And Counsel.

William J. Mostyn III, Deputy General Counsel and Corporate Secretary of the Registrant, will pass upon the validity of the Common Stock to be issued pursuant to the Bank of America Corporation 2003 Key Associate Stock Plan. Mr. Mostyn is an employee and shareholder of the Registrant.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in accordance with the above standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; and that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled. Section 145 further empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145 of the DGCL. Section 145 also provides that the expenses incurred by an officer or director in defending any action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking of the director or officer to repay the expenses if it is ultimately determined that the director or officer is not entitled to indemnification therefor.

Section 102 (b) (7) of the DGCL permits a corporation’s certificate of incorporation to contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law; (c) willful or negligent unlawful payment of a dividend or stock purchase or redemption; or (d) any transaction from which the director derived an improper personal benefit.

The Registrant’s Amended and Restated Certificate of Incorporation eliminates the ability to recover monetary damages against its directors for breach of fiduciary duty to the fullest extent permitted by the DGCL. In accordance with the provisions of the DGCL, the Bylaws provide that, in addition to the indemnification of directors and officers otherwise provided by the DGCL, the Registrant shall, under certain circumstances, indemnify its directors, executive officers and certain other designated officers against any and all liability and litigation expense, including reasonable attorneys’ fees, arising out of their status or activities as directors and officers, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director or officer to be in conflict with the Registrant’s best interests. Pursuant to such Bylaws and as authorized by statute, the Registrant also may maintain, and does maintain, insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Bylaws or otherwise.

The foregoing is only a general summary of certain aspects of Delaware law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed specific provisions regarding the circumstances under which and the persons for whose benefit indemnification shall or may be made.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

3.1	Amended and Restated Certificate of Incorporation of the Registrant, as in effect on the date hereof, incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed May 7, 1999.

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant, as in effect on the date hereof, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed March 30, 2004.

3.3	Amended and Restated Bylaws of the Registrant, as in effect on the date hereof, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed December 14, 2005.

5.1	Opinion of William J. Mostyn III, Esq., Deputy General Counsel and Corporate Secretary of the Registrant, as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of William J. Mostyn III, Esq., Deputy General Counsel and Corporate Secretary of the Registrant (included in Exhibit 5.1).

24.1	Power of Attorney and Certified Resolution.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on April 26, 2006.

BANK OF AMERICA CORPORATION

By:	*/s/ Kenneth D. Lewis
Kenneth D. Lewis
Chairman, Chief Executive Officer
and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*/s/ Kenneth D. Lewis	Chairman, Chief Executive	April 26, 2006
Kenneth D. Lewis	Officer, President and Director
(Principal Executive Officer)

*/s/ Alvaro G. de Molina	Chief Financial Officer	April 26, 2006
Alvaro G. de Molina	(Principal Financial Officer)

*/s/ Neil A. Cotty	Senior Vice President and	April 26, 2006
Neil A. Cotty	Chief Accounting Officer
(Principal Accounting Officer)

*/s/ William Barnet, III	Director	April 26, 2006
William Barnet, III

*/s/ Frank P. Bramble, Sr.	Director	April 26, 2006
Frank P. Bramble, Sr.

*/s/ John T. Collins	Director	April 26, 2006
John T. Collins

*/s/ Gary L. Countryman	Director	April 26, 2006
Gary L. Countryman

*/s/ Tommy R. Franks	Director	April 26, 2006
Tommy R. Franks

*/s/ Paul Fulton	Director	April 26, 2006
Paul Fulton

*/s/ Charles K. Gifford	Director	April 26, 2006
Charles K. Gifford

*/s/ W. Steven Jones	Director	April 26, 2006
W. Steven Jones

*/s/ Monica C. Lozano	Director	April 26, 2006
Monica C. Lozano

*/s/ Walter E. Massey	Director	April 26, 2006
Walter E. Massey

*/s/ Thomas J. May	Director	April 26, 2006
Thomas J. May

*/s/ Patricia E. Mitchell	Director	April 26, 2006
Patricia E. Mitchell

*/s/ Thomas M. Ryan	Director	April 26, 2006
Thomas M. Ryan

*/s/ O. Temple Sloan, Jr.	Director	April 26, 2006
O. Temple Sloan, Jr.

*/s/ Meredith R. Spangler	Director	April 26, 2006
Meredith R. Spangler

*/s/ Robert L. Tillman	Director	April 26, 2006
Robert L. Tillman

*/s/ Jackie M. Ward	Director	April 26, 2006
Jackie M. Ward

* By:	/s/ William J. Mostyn III
William J. Mostyn III
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation of the Registrant, as in effect on the date hereof, incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed May 7, 1999.

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant, as in effect on the date hereof, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed March 30, 2004.

3.3	Amended and Restated Bylaws of the Registrant, as in effect on the date hereof, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed December 14, 2005.

5.1	Opinion of William J. Mostyn III, Esq., Deputy General Counsel and Corporate Secretary of the Registrant, as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of William J. Mostyn III, Esq., Deputy General Counsel and Corporate Secretary of the Registrant (included in Exhibit 5.1).

24.1	Power of Attorney and Certified Resolution.